Pilgrim America Prime Rate Trust
                         SHAREHOLDER INVESTMENT PROGRAM


PURPOSE

     The purpose of the Program is to provide shareholders of Pilgrim America Prime Rate Trust (the "Trust") with a convenient and economical way to purchase Shares of the Trust and to reinvest their cash Dividends in additional Shares of the Trust.

ADMINISTRATION

     The Program is administered by DST Systems, Inc., which also serves as the Trust's stock transfer agent and dividend disbursing agent. As Administrator, DST Systems, Inc. acts as agent for Program participants, purchases and holds Shares acquired under the Program, keeps records, sends confirmations of account activity to participants, and performs other duties related to the Program as provided herein.

IMPORTANT CONTACTS

         Administrator:                                Trust:
         DST Systems, Inc.                    Shareholder Services Department
         Post Office Box 419368               Telephone:  (800) 992-0180
         Kansas City, MO 64141
                                              Requests for Waivers
         Telephone:  (800) 992-0180           Telephone:  (602) 417-8254

DEFINITIONS

     The following terms, when capitalized, will have the following meanings when used in this Program.

     "Administrator" means the entity that administers the Program, currently DST Systems, Inc.

     "Beneficial Owner" means a shareholder that beneficially owns Shares that are registered in a name other than such shareholder's name (for example, where shares are held in the name of a broker, bank or other nominee).

     "Broker and Nominee Form Due Date" means the date upon which a Broker and Nominee Form is due for a Beneficial Owner making an optional cash investment to participate in the next OCI Investment Date. The Broker and Nominee Form Due Date is two business days preceding the relevant OCI Pricing Period.

     "Dividend" means dividends and capital gain distributions, if any.

     "Dividend Record Date" means a date established by the Trust upon which the Shareholders of Record on that day will be entitled to receive the next Dividend.

     "Dividend Reinvestment Date" means the date upon which dividends paid to participants in the Program are invested in additional shares of the Trust, which will be each Dividend payment date. Dividend Reinvestment Dates will be set by the Trust in advance. Participants can obtain a schedule of upcoming Dividend Reinvestment Dates by calling the Trust.

     "DRIP" means Dividend Reinvestment.

     "DRIP Pricing Period" means the period encompassing the Valuation Date and the prior trading day.

     "Market Price" means the volume-weighted average sales price, per share, as reported on the New York Stock Exchange Composite Transaction Tape as shown for any day on Bloomberg screen AQR.

     "OCI" means optional cash investment.

     "OCI Investment Date" means the date upon which optional cash investments received on or before the relevant OCI Payment Due Date are first applied by the Administrator to the purchase of Shares. OCI Investment Dates will be set by the Trust in advance. Participants can obtain a schedule of upcoming OCI Investment Dates by calling the Trust.

     "OCI Payment Due Date" means the date upon which payment of any optional cash investment by a shareholder is due [by 4:00 PM Eastern Time on such date] to be eligible for investment on the next OCI Investment Date. The OCI Payment Due Date is two business days preceding the relevant OCI Pricing Period.

     "OCI Pricing Period" means a period of five business days, beginning four Trading Days prior to the Valuation Date through and including the Valuation Date.

     "Open Market" means transactions occurring on the New York Stock Exchange, any other exchange or over-the-counter.

     "Request for Waiver" means a request by a Participant to make an Optional Cash Investment in excess of $5,000, which must be approved by the Trust.

     "Request for Waiver Deadline" means the date by which a Request for Waiver must be received by the Trust for approval [by 4:00 PM Eastern Time on such date] to be eligible for the next Waiver Investment Date. The Request for Waiver Deadline is the third business day preceding the relevant Waiver Pricing Period.

     "Shareholder of Record" means a shareholder that owns Shares in his or her own name.

     "Shares" means shares of beneficial interest of the Trust.

     "Trading Day" means a day on which trades of the Shares are reported on the New York Stock Exchange.

     "Valuation Date" means the date upon which it is determined, based upon the Market Price and net asset value of Shares of the Trust, whether the Administrator will purchase Shares on the Open Market or the Trust will issue the Shares for the Program. Participants can obtain a schedule of upcoming Valuation Dates by calling the Trust.

     "Waiver Investment Date" means the date upon which optional cash investments exceeding $5,000 received on or before the relevant Waiver Payment Date, and which have been approved by the Trust, are first applied by the Administrator to the purchase of Shares. Waiver Investment Dates will be set by the Trust in advance. Participants can obtain a schedule of upcoming Waiver Investment Dates by calling the Trust.

     "Waiver Payment Due Date" means the date upon which payment of any optional cash investment in excess of $5,000 by a shareholder is due [by 4:00 PM Eastern Time on such date] to be eligible for investment on the next Waiver Investment Date. The Waiver Payment Due Date is two business days preceding the relevant Waiver Pricing Period.

     "Waiver Pricing Period" means a period of five business days, beginning four Trading Days prior to the Valuation Date through and including the Valuation Date.

PARTICIPATION

     Participation in the Program is open to any shareholder of the Trust. By electing to participate in the Program, a participant appoints the Administrator as his/her agent and directs the Trust to pay to the Administrator all of the participant's cash Dividends, and directs the Administrator to purchase additional Shares of the Trust with such Dividends.

Shareholders of Record

     A Shareholder of Record may participate directly in the Program by either telephoning the Trust at (800) 992-0180 or delivering a completed Shareholder Investment Program Participation Form to the Administrator. A Participation Form is attached.

Beneficial Owners

     A Beneficial Owner may participate in the Program by either (i) becoming a Shareholder of Record by having ten or more shares registered into such shareholder's own name, or (ii) coordinating such Beneficial Owner's participation with a broker, bank or other nominee who is the record holder to participate on such shareholder's behalf.

     A Beneficial Owner must contact their broker, bank or other nominee and complete any required documentation. The broker, bank or other nominee will coordinate participation with its securities depository, which will provide the Administrator with the information necessary to allow the Beneficial Owner to participate in the Program. See the section titled "Broker and Nominee Form" for a discussion of the requirements for optional cash investments of a Beneficial Owner.

     Requests to participate in the Program will be processed as promptly as practicable.

     The Program is intended for the benefit of investors in the Trust and not for persons or entities who accumulate accounts under the Program over which they have control for the purpose of exceeding the $5,000 per month maximum without seeking the advance approval of the Trust or who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of the Shares. Notwithstanding anything in the Program to the contrary, the Trust reserves the right to exclude from participation in the Program, at any time, (i) persons or entities who attempt to circumvent the Program's standard $5,000 per month maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Trust. See the section titled "Cash Investments Exceeding $5,000" for a discussion of the requirements for optional cash investments exceeding $5,000.

REINVESTMENT OF DIVIDENDS

     Dividends paid to participants in the Program will be reinvested in additional Shares on each relevant Dividend Reinvestment Date and will be credited to shareholder accounts as of that date. For a discussion of the source and price of shares purchased pursuant to the reinvestment of Dividends, see the section titled "Source and Price of Shares for DRIP and OCI. "

     TO BE EFFECTIVE WITH RESPECT TO A PARTICULAR DIVIDEND, THE ADMINISTRATOR MUST RECEIVE TELEPHONE INSTRUCTIONS OR A PARTICIPATION FORM AT LEAST THREE BUSINESS DAYS BEFORE THE DIVIDEND RECORD DATE. Dividends will continue to be reinvested until the participant provides new telephone or written instructions to the Administrator or the Program is terminated.

OPTIONAL CASH INVESTMENTS

     Participants may make optional cash investments in amounts not exceeding $5,000 by personal check or money order, wire investment, or an On-Demand Electronic Deduction from your bank account. Beneficial Owners wanting to participate in optional cash investments must instruct their broker, bank or other nominee to complete a Broker and Nominee Form and transmit the optional cash payment to the Administrator. See explanation of "Broker and Nominee Form" below. Optional cash investments must be at least $100 for any single investment and may not exceed $5,000 per month. (For the purposes of these limitations, all Program accounts under the common control or management of a participant may be aggregated, at the Trust's sole discretion.) Optional cash investments exceeding $5,000 per month may be made only upon approval by the Trust of a properly completed Request for Waiver form. See the section titled "Cash Investments Exceeding $5,000". There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary from time to time. For a discussion of the source and price of shares purchased pursuant to optional cash investments, see the section titled "Source and Price of Shares for DRIP and OCI".

     OPTIONAL CASH INVESTMENTS NOT EXCEEDING $5,000 MUST BE RECEIVED BY THE ADMINISTRATOR NO LATER THAN 4:00 P.M. EASTERN TIME ON THE OCI PAYMENT DUE DATE. The Trust may delay the mailing of stock certificates purchased by check until such check has cleared (or been paid by) the bank on which the check was written. This process may take up to 15 days or more. All optional cash investments are subject to collection by the Administrator for full face value in U.S. funds.

     The Administrator will apply the optional cash investment from a participant to the purchase of Shares for the account of the participant on the related OCI Investment Date or Waiver Investment Date (see the sections titled "Source and Price of Shares for DRIP and OCI" and "Cash Investments Exceeding $5,000").

     Upon a participant's written request received by the Administrator no later than two business days prior to the OCI Pricing Period, an optional cash investment not already invested under the Program will be canceled or refunded to the participant, as appropriate. However, in such event, no refund of a check or money order will be made until the funds have cleared. Accordingly, such refunds may be delayed by up to three weeks.

     NO INTEREST WILL BE PAID ON AMOUNTS HELD BY THE ADMINISTRATOR PENDING INVESTMENT OR TO BE REFUNDED TO THE PARTICIPANT.

Broker and Nominee Form

     The Broker and Nominee Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash investments within the minimum and maximum investment limitations established for the Program (see "Optional Cash Investments" below) on behalf of such Beneficial Owner or interested investor. A Broker and Nominee Form is attached. A Broker and Nominee Form must be delivered to the Administrator each time such broker, bank or other nominee transmits optional cash investments. Broker and Nominee Forms will be furnished at any time upon request to the Trust.

     The Broker and Nominee Form and appropriate instructions must be received by the Administrator not later than 4:00 p.m. Eastern time on the Broker and Nominee Form Due Date in order for any optional cash investment to be invested on the OCI Investment Date.

SOURCE AND PRICE OF SHARES  FOR DRIP AND OCI

Source of Shares

         When the Trust's Shares are Trading at a Premium
         If the Market Price, plus the estimated commissions to purchase the Shares, is equal to or exceeds the net asset value per Share on the Valuation Date, the Trust may issue the Shares to be acquired under the Program.

         When the Trust's Shares are Trading at a Discount
         If the Market Price, plus the estimated commissions to purchase the Shares, is less than the net asset value per Share on the Valuation Date, the Administrator will purchase Shares on the Open Market through a bank or securities broker (including an affiliate of the Administrator) as provided herein. If the Market Price, plus estimated commissions, exceeds the net asset value before the Administrator has completed its purchases, the Administrator will use reasonable efforts to cease purchasing Shares, and the Trust shall issue the remaining Shares.

     The Trust may, without prior notice to participants, determine that it will not issue new Shares for purchase pursuant to the Program, even when shares are trading at a Premium, in which case the Administrator will purchase Shares pursuant to the Program on the Open Market.

Price of Shares

         Shares Issued by the Trust
         Dividend Reinvestment:
         Shares issued by the Trust in connection with the reinvestment of Dividends will be acquired under the Program on the relevant Dividend Reinvestment Date at the greater of (i) net asset value at the close of business on the Valuation Date or (ii) the average of the daily Market Price of the Shares during the DRIP Pricing Period, minus a discount of 5%.

         Optional Cash Investments Not Exceeding $5,000:
         Shares issued by the Trust will be acquired under the Program on the relevant OCI Investment Date at the greater of (i) net asset value at the close of business on the Valuation Date or (ii) the average of the daily Market Price of the Shares during the OCI Pricing Period minus a discount, determined at the sole discretion of the Trust, ranging from 0% to 5%. (This does not apply to cash investments made pursuant to Requests for Waiver, as detailed in the section titled "Cash Investments Exceeding $5,000".)

     On the last business day of each month, the Trust may establish a discount applicable to optional cash investments not exceeding $5,000. The discount will be in effect for the following OCI Pricing Period. The discount for optional cash investments is set by the Trust and may be changed or eliminated by the Trust without prior notice to participants at any time. Participants may obtain the applicable discount by telephoning the Trust at (800) 992-0180.

         Shares Purchased on the Open Market
         Dividend Reinvestment:
         If some or all of the Shares are purchased on the Open Market, Shares purchased pursuant to the reinvestment of Dividends will be credited to the participant's account at the weighted average price per share of all such shares purchased with respect to the relevant Dividend Reinvestment Date.

         Optional Cash Investments Not Exceeding $5,000:
         If some or all of the Shares are purchased on the Open Market, Shares purchased pursuant to optional cash investments not exceeding $5,000 will be credited to the participant's account at the weighted average price per share of all such Shares purchased as of the relevant OCI Investment Date.

     When Shares are to be purchased on the Market, the Administrator will begin making purchases as soon as practicable on the day after the Valuation Date and in no event later than 6 business days after the Valuation Date, except where and to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations. Shares will be applied to the Participant's account as of the relevant Investment Date. The Administrator may commingle each participant's funds with those of other participants for the purpose of executing purchases.

     Dividend and voting rights on shares purchased in the Open Market will commence upon settlement, which is normally three business days after purchase. However, shares purchased in the Open Market within a period of three business days prior to and including a Dividend record date are considered purchased "ex-dividend" and therefore are not entitled to payment of that Dividend or voting rights.

     Shares purchased on the Open Market will not be eligible for the discount to Market Price. and are subject to such terms and conditions, including price and delivery, as the Administrator may accept.

CASH INVESTMENTS EXCEEDING $5,000

Request for Waiver

     Optional cash investments in excess of $5,000 per month may be made only pursuant to a Request for Waiver approved by the Trust or its delegate. A Participant must submit a New Account Form and a Request for Waiver Form when making their first waiver request. After the first Request for Waiver is accepted by the Trust, the Participant need only submit a Request for Waiver Form for any future waiver requests. ALL FORMS MUST BE RECEIVED BY THE TRUST AT ITS CORPORATE ADDRESS OR VIA FACSIMILE AT (602) 417-8327 NO LATER THAN 4:00 P.M. EASTERN TIME ON THE REQUEST FOR WAIVER DEADLINE. The forms may be obtained from the Trust at (602) 417-8254. It is solely within the Trust's discretion as to whether any such approval for cash investments in excess of $5,000 will be granted. In deciding whether to approve a Request for Waiver, the Trust will consider relevant factors including, but not limited to, whether the Program is then acquiring newly issued Shares directly from the Trust or acquiring shares from third parties in the Open Market, the Trust's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Shares as compared to other sources of funds, the purchase price likely to apply to any sale of Shares under the Program, the participant submitting the request, the extent and nature of such participant's prior participation in the Program, the number of Shares held by such participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all participants. If such requests are submitted for any Waiver Investment Date for an aggregate amount in excess of the amount the Trust is then willing to accept, the Trust may honor such requests in order of receipt, pro rata or by any other method that the Trust determines in its sole discretion to be appropriate.

     The Trust anticipates that it will respond to each Request for Waiver by 8:00 p.m. Eastern Time on the Request for Waiver Due Date. WIRE TRANSFERS FOR ALL APPROVED REQUESTS FOR WAIVER MUST BE RECEIVED BY THE ADMINISTRATOR NOT LATER THAN 4:00 P.M. EASTERN TIME ON THE WAIVER PAYMENT DUE DATE IN ORDER FOR SUCH FUNDS TO BE INVESTED ON THE RELEVANT WAIVER INVESTMENT DATE.

Waiver Price

         Shares Issued by the Trust
         Shares issued by the Trust will be acquired under the Program in connection with approved Requests for Waiver on the Waiver Investment Date at the greater of (i) net asset value at the close of business on the Valuation Date, or (ii) the average of the daily Market Price of the Shares during the Waiver Pricing Period minus the Waiver Discount, if any, applicable to such shares (see section titled "Waiver Discount and Minimum Price").

         Shares Purchased on the Open Market
         If some or all of the Shares are purchased on the Open Market, Shares purchased pursuant to Requests for Waiver will be credited to the participant's account at the weighted average price per share of all Shares purchased pursuant to Requests for Waiver as of the relevant Waiver Investment Date.

Waiver Discount, Commission, and Minimum Price

     On the last business day of each month, the Trust may establish a Waiver Discount applicable to cash investments exceeding $5,000. The Waiver Discount will be in effect for the following Waiver Pricing Period. The Waiver Discount, which may vary each month between 0% and 5%, will be established at the Trust's sole discretion after a review of current market conditions, the level of participation in the Program and current and projected capital needs of the Trust. The Waiver Discount will apply only to Shares purchased directly from the Trust. In connection with Requests for Waiver, the Trust may pay Pilgrim America Securities, Inc. a commission of up to 1% of the gross sales price of the Shares sold pursuant to the Requests for Waiver. The commission will be payable from the proceeds received for the sale of the Shares. In no event will the Waiver Discount and the commission exceed 6% of the Market Price of the Trust's Shares. In addition, a commission will not be paid if it will result in the net proceeds received by the Trust in connection with the sale being less than the net asset value per Share.

     Notwithstanding anything contained herein to the contrary, the Trust may establish for each Waiver Pricing Period a minimum price applicable to the purchase of newly issued Shares purchased through cash investments made pursuant to Requests for Waiver approved by the Trust. This minimum price, if any, will be established by the Trust on the last business day of each month and will be established in the Trust's sole discretion after a review of current market conditions and other relevant factors. Participants may obtain the applicable Waiver Discount and minimum price by telephoning the Trust at (800) 992-0180. The Market Price of the Shares for a Trading Day of the Waiver Pricing Period must equal or exceed the minimum price. In the event that such minimum price is not satisfied for a Trading Day of the Waiver Pricing Period, then such Trading Day and the trading prices for that day will be excluded from (i) the Waiver Pricing Period and (ii) the determination of the purchase price of the Shares for all cash investments made pursuant to Requests for Waiver approved by the Trust. Thus, for example, if the minimum price is not satisfied for two of the five Trading Days, then the purchase price of the Shares will be based upon the remaining three Trading Days for which the minimum price was satisfied. No shares will be issued and waiver funds will be returned to the Participant if the minimum price is not obtained for at least three of the five Trading Days.

     The minimum price discussed above applies only to cash investments made pursuant to approved Requests for Waiver and not to the reinvestment of Dividends or optional cash investments that do not exceed $5,000.

OPTIONAL CASH INVESTMENTS AND APPROVED REQUESTS FOR WAIVER MAY BE MADE IN THE FOLLOWING WAYS:


By Wire Optional cash investments that exceed $5,000 must be made by wire transfer to the Administrator. Amounts less than $5,000 may also be made by wire transfer. Call the Administrator at
                    (800) 992-0180 to obtain a wire reference number. Give that number to your bank and instruct them to wire the funds to the Trust as follows:

                    Investors   Fiduciary   Trust  Co.  (Kansas  City,  MO)  ABA
                    #101003621  Credit to: Pilgrim America Prime Rate Trust
                    A/C# 751-8315 - For Further Credit to (Your Name and Account Number)

                    Participants making wire investments may be charged fees by the commercial bank initiating the transfer.

By Electronic       Optional  cash  investments  may  be  made  by an  On-Demand
Funds Transfer.     Electronic Funds Transfer.  You must establish the privilege by completing an OCI Electronic Funds Transfer Form prior to
                    initiating  an  Electronic  Funds  Transfer.   The  properly
                    completed form must be received by the Administrator prior to the last business day of the month to be effective for the next OCI Investment Date. Call the Administrator at
                    (800) 992-0180 to obtain  the form.

                    Once the Administrator receives and processes your properly completed form, you may initiate an Electronic Funds Transfer from your pre-designated U.S. bank account by instructing the Trust by telephone at (800) 992-0180, or in writing, to complete a purchase into your account for a specified amount (not less than $100 and not more than $5,000). Each On-Demand Electronic Funds Transfer must be separately initiated. Instructions must be received by the Trust on or before the OCI Payment Due Date

                    Once the Electronic Funds Transfer is initiated by your telephone call or letter of instruction, the funds will be drawn from the pre-designated bank account providing the account contains funds sufficient to complete the transfer and will be invested in Shares on the relevant OCI Investment Date. An insufficient or uncollected account balance will void the transaction and you may be subject to fees by your bank.

                    You may change the pre-designated bank by providing new written instructions to the Administrator. The new instructions must be received by the Administrator prior to the last business day of the month to be effective for the next OCI Investment Date.

By Mail Optional cash investments that do not exceed $5,000 may be made by personal check or money order payable in U.S. dollars to "Pilgrim America Prime Rate Trust." Amounts that exceed $5,000 may only be made pursuant to a Request for Waiver. Checks should be mailed to:
                                 Pilgrim America Prime Rate Trust
                                 c/o DST Systems, Inc.
                                 P.O. Box 419368
                                 Kansas City, MO  64141

                    Checks drawn on non-U.S. banks must be in U.S. dollars and will be subject to collection procedures and fees which will delay the application of funds to purchase shares. To avoid investment delays write your account number on the check or you may include a completed Participation Form. Third party checks will not be accepted.

By  contacting      Beneficial  Owners may  participate by either (i) becoming a
your Dealer         Shareholder  of Record or (ii) by  contacting  their broker, bank or other nominee.


The Trust reserves the right to reject any purchase.

REPORTS TO PARTICIPANTS; TAX IMPLICATIONS

     Participants will receive an account confirmation after each transaction. Participants should retain these account confirmations to be able to establish the cost basis of shares purchased under the Program for income tax and other purposes.

     The automatic reinvestment of dividends will not relieve you of any income tax payable on the dividends. If shares are purchased at a discount from the market price, participants may have income equal to the discount. Please consult with your personal tax advisor.

     All notices, account confirmations and reports from the Administrator to a participant will be addressed to the participant at his or her latest address of record with the Administrator. Therefore, participants must promptly notify the Administrator of any change of address. To be effective with respect to mailings of Dividend checks and account confirmations, address changes must be received by the Administrator or the Trust prior to the record date for that Dividend.

CERTIFICATES FOR SHARES

     The Administrator will hold Shares purchased under the Program in book entry form. Participants may obtain a certificate for all or some of the whole Shares held in their account by writing or telephoning the Trust's Shareholder Services Department. Issuance of a certificate pursuant to such request in no way affects Dividend reinvestment (see "Reinvestment of Dividends" above).

     Shares of stock held in book entry form for a participant can not be pledged or assigned. A participant who wishes to pledge or assign any such Shares must request that a certificate for such Shares be issued in the participant's name.

PLAN OF DISTRIBUTION; EXPENSES

     Subject to the availability of Shares registered for issuance under the Program, there is no total maximum number of Shares that can be issued pursuant to the Program.

     From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from the discount from the market price of Shares acquired through the Program. Such Shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Shares of the Trust trade or in privately negotiated transactions. Such transactions could cause fluctuations in the trading volume and price of the Shares. The difference between the price such owners pay to the Trust for Shares acquired under the Program, after deduction of the applicable discount from the market price, and the price at which such Shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

     The Trust will pay the costs of administering the Program. There will be no brokerage charges on purchases of Shares by the Administrator directly from the Trust in connection with the reinvestment of dividends or Optional Cash Investments not exceeding $5,000. The Trust may pay a commission of up to 1% to Pilgrim America Securities, Inc. in connection with Optional Cash Investments in excess of $5,000. (See "Cash Investments Exceeding $5,000 Waiver Discount, Commission, and Minimum Price.") For shares purchased on the Open Market, participants will pay a pro rata portion of brokerage commissions for such purchase. Brokerage charges for purchasing Shares for individual accounts through the Program may be expected, but are not guaranteed, to be less than the usual brokerage charge for such transactions, as the Administrator will usually be purchasing shares for all participants in blocks and prorating the lower commission thus attainable.

     The Administrator may charge a participant for additional services not provided under the Program or where specified charges are indicated. Brokers or nominees who participate on behalf of Beneficial Owners for whom they are holding shares may charge such Beneficial Owners fees in connection with such participation, for which neither the Administrator nor the Trust will be responsible.

CLOSING OF A PARTICIPANT'S ACCOUNT

     When a shareholder wants to close his/her account, a stock certificate for full Shares in the account must be requested from the Trust. The certificate can then be delivered to the Shareholder's broker or dealer for sale on the Open Market. Fractional Shares will be held and aggregated with other fractional Shares being liquidated by the Administrator, as agent of the Program and as Transfer Agent of the Trust, and paid by check when actually sold. Fractional Shares will be sold by the Administrator either on the Open Market or to the Program for use in Dividend reinvestment or cash investment transactions. The price for fractional Shares will be either the actual market price received, after deducting any commissions, for open market sales, or the average daily Market Price for the two Trading Days immediately preceding the relevant Investment Date for sales to the Program. If the certificate for full Shares or sale proceeds for fractional Shares are to be sent to anyone other than the registered owner(s) at the address of record or broker/dealer of record, a signature guaranteed request will be required in order to process the request.

MISCELLANEOUS

Requesting Cash Dividends

     Shareholders may request to receive their dividends in cash at any time by giving the Administrator written notice or by contacting the Trust's Shareholder Service Department at (800) 992-0180. Such request will be effective immediately if the Administrator receives notice at least three business days prior to the relative Dividend Record Date; otherwise such notice will be effective for the next Dividend Record Date and any subsequent Dividends.

Stock Dividend or Rights Offering

     Any Dividends in Shares distributed by the Trust on Shares held in book entry will be added to the participant's account.

     In the event of a rights offering, the participant will receive rights based upon the total number of whole shares owned in book entry form and certificated shares outstanding in the participant's name.

Voting of Shares Held in the Program

     Whole and fractional shares held in an account may be voted in person or by the proxy sent to the participant.

Limitation of Liability

     Neither the Trust nor the Administrator (nor any of their respective agents, representatives, employees, officers, trustees, directors, or subcontractors) will be liable in administering the Program for any act performed in good faith nor for any good faith omission to act, including, without limitation, any claim of liability arising with respect to the prices or times at which shares are purchased or sold for participants, or, with respect to fractional Shares any change in the market value of Shares, or from failure to terminate a participant's account upon such a participant's death. The foregoing does not represent a waiver of any rights a participant may have under applicable securities laws.

Change or Termination of the Program

     The Trust, in its sole discretion, may suspend, modify or terminate the Program at any time in whole, in part, or in respect of participants in one or more jurisdictions. Notice of such suspension, modification or termination will be sent to all affected participants. No such event will affect any Shares then credited to a participant's account. Upon any whole or partial termination of the Program by the Trust, the participant may request a certificate for full Shares in the Account. Fractional Shares will be held and aggregated with other fractional Shares being liquidated by the Administrator, as agent of the Program and as Transfer agent of the Trust, and paid for by check when actually sold. Any change in the Optional Cash Investment Discount or the Waiver Discount made by the Trust shall not constitute a modification of the Program requiring notice to the participants.

Termination of the Administrator

     The Administrator may withdraw as Administrator to the Program upon 90 days written notice to the Trust, in which case the Trust will select a replacement to serve as Administrator. The Trust may also terminate the Administrator upon 90 days written notice, and select a replacement to serve as Administrator.

Termination of Participation

     If a participant owns fewer than ten whole Shares of the Trust, the participant's participation in the Program may be terminated. The Trust may also terminate any participant's participation in the Program for any reason (including, without limitation, the attempted circumvention by a participant of the $5,000 monthly maximum for cash purchases through the accumulation of Program accounts over which the participant has control) after written notice mailed in advance to such participant at the address appearing on the Administrator's records. Participants whose participation in the Program has been terminated will receive a certificate for full Shares in their account. Fractional Shares will be held and aggregated with other fractional Shares being liquidated by the Administrator as agent of the Program and as transfer agent of the Trust and paid for by check when actually sold.

Profits On Sales of Shares

     There is no assurance that participants will be able to sell Shares purchased pursuant to the Program at a profit.

Future Dividends

     The payment of Dividends is dependent upon the generation of income by the Trust. There is no assurance that income will continue to be generated by the Trust in the future from which Dividends may be paid, and, therefore, there is no assurance that there will continue to be Dividends in the future to be reinvested pursuant to the Program.


Attachments

A.       Schedule of Important Dates
B.       Shareholder Investment Program - Participation Form